                                     FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person

         Francis, James B. Jr.
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                  (Last)            (First)          (Middle)

         2911 Turtle Creek Blvd, Suite 925
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                                   (Street)

         Dallas, Texas  75219
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     (City)                     (State)                 (Zip)

2. Issuer Name and Ticker or Trading Symbol

       Silverleaf Resorts, Inc.
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year     May 2002
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

         X    Director                                   10% Owner
   ----------                                  ---------

              Officer (give title below)                 Other (specify below)
  -----------                                  ----------

7. Individual or Joint/Group Filing (Check Applicable)
        Form filed by One Reporting Person __________
        Form filed by More than One Reporting Person __________
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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
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
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1. Title of Security  2.            3. Trans-      4. Securities Acquired (A)   5. Amount of   6.Ownership  7. Nature of
(Instr. 3)            Transaction   action Code     or Disposed of (D)          Securities      Form:       Indirect
                      Date          (Instr. 8)      (Instr. 8)                  Beneficially    Direct      Beneficial
                      (Month/Day/   ----------------------------------------    Owned at End    (D) or      Ownership
                      Year)                                                     of  Month       Indirect    (Instr. 4)
                                                                                (Instr. 3       (I)
                                                                                and 4)          (Instr. 4)
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                                    Code    V      Amount     (A)
                                                              or (D)   Price

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form filed by more than one reporting person, see Instruction 4(b)(v)

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of          2. Conversion    3. Transaction   4.            5. Number of            6. Date Exercisable and
Derivative           or Exercise      Date             Transaction   Derivative Securities   Expiration Date
Security (Instr. 3)  Price            (Month/Day/Year) Code          Acquired (A) or         (Month/Day/Year)
                                                       (Instr. 8)    Disposed of (D)
                                                                     (Instr. 3,4, and 5)
                                                       -----------------------------------------------------------------------------

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                                                       Code    V         A           D            Date         Expiration
                                                                                              Exercisable         Date
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
Non-qualified                         5-16-2002          A               A                         *         5-15-2002
Stock
Option--Right to
Buy
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



Table II (Continued)

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7. Title and Amount of Underlying          8. Price of    9. Number of Derivative        10.             11. Nature of
Securities (Instr. 3 and 4)                Derivative     Securities Beneficially        Ownership       Indirect
                                           Security       Owned at End of Month          Form of         Beneficial
-----------------------------------------  (Instr. 5)                                    Derivative      Ownership
                                                                                         Security:       (Instr. 4)
                                                                                         Direct (D) or
                                                                                         Indirect (I)
                                                                                         (Instr. 4)
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                             Amount or
          Title              Number of
                               Shares
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

Common Stock, $.01 par        115,000         $0.295                 175,000                   D
value
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

Explanation of Responses:
* The Options are exercisable as follows:
         On or after May 16, 2003, to and including May 15, 2004, 38,333 shares; On or after May 16, 2004, to and including May 15, 2005, 38,333 shares; On or after May 16, 2005, to and including May 15, 2012, 38,334 shares.



** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15             /s/ James B. Francis, Jr.          6-6-02
   U.S.C. 78ff(a).                                                  -------------------------------       ------
                                                                     ** Signature of                       Date
                                                                        Reporting Person